Exhibit 5.1

ONE SHELL PLAZA	ABU DHABI	HOUSTON
910 LOUISIANA	AUSTIN	LONDON
HOUSTON, TEXAS	BEIJING	MOSCOW
77002-4995	BRUSSELS	NEW YORK
	DALLAS	PALO ALTO
TEL +1 713.229.1234	DUBAI	RIYADH
FAX +1 713.229.1522	HONG KONG	WASHINGTON
BakerBotts.com

February 20, 2015

LinnCo, LLC

Linn Energy, LLC

600 Travis Street

Suite 5100

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to (i) LinnCo, LLC, a Delaware limited liability company (“LinnCo”), in connection with the proposed offering and sale by LinnCo of common shares representing limited liability company interests in LinnCo having an aggregate offering price of up to $500,000,000 (the “Shares”) pursuant to that certain Equity Distribution Agreement dated February 20, 2015 (the “Distribution Agreement”) by and among LinnCo and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and UBS Securities LLC and (ii) Linn Energy, LLC, a Delaware limited liability company (“Linn Energy”), in connection with the proposed offering and sale by Linn Energy of common units representing limited liability company interests in Linn Energy having an aggregate offering price of up to $500,000 (the “Units”) to LinnCo in exchange for the net proceeds of the offering of the Shares, pursuant to the Amended and Restated Limited Liability Company Agreement of LinnCo, dated as of October 17, 2012 (as amended, the “LinnCo LLC Agreement”).

In connection with this opinion, we have examined and relied upon the accuracy of original, certified copies or photocopies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set out below, including (i) the LinnCo LLC Agreement; (ii) the registration statement on Form S-3 (Registration No. 333-202217) (as amended, the “Registration Statement”) filed by LinnCo and Linn Energy with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”); (iii) the prospectus included in the Registration Statement dated February 20, 2015 (the “Base Prospectus”); (iv) the prospectus supplement to said prospectus dated February 20, 2015 (and together with the Base Prospectus, the “Prospectus”); (v) the Distribution Agreement, (vi) the Delaware Limited Liability Company Act (the “LLC Act”) and (vii) copies of resolutions of LinnCo’s and Linn Energy’s respective board of directors authorizing the filing of the Registration Statement and LinnCo’s execution of the Distribution Agreement. In addition, we have examined such other documents and certificates and reviewed such questions of law as we have considered appropriate.

In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and complete, that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents and that all information submitted to us was accurate and

LinnCo, LLC
Linn Energy, LLC	-2 -	February 20, 2015

complete. In addition, we have assumed, and without independent investigation have relied upon, the factual accuracy of the representations, warranties and other information contained in the items we examined. We have also assumed that the Distribution Agreement will have been duly authorized and validly executed and delivered by LinnCo and the LinnCo LLC Agreement will have been duly authorized and validly executed and delivered by LinnCo and Linn Energy and that all Shares and Units will be issued and sold in the manner set forth in the Prospectus and the Distribution Agreement.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that (i) the Shares have been duly authorized and, when issued and delivered by LinnCo against payment therefor in accordance with the Distribution Agreement, will be validly issued, fully paid and non-assessable and (ii) the Units to be issued and sold by Linn Energy to LinnCo have been duly authorized and, upon payment therefor and delivery thereof in accordance with the LinnCo LLC Agreement, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited in all respects to the LLC Act, as published in effect on the date hereof, and the applicable federal laws of the United States of America, and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to LinnCo’s Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, this firm does not admit that it is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

The opinion expressed herein is given as of the date hereof and we undertake no obligations to supplement this opinion if any applicable law changes after such date or if we become aware of any facts that might change the opinion expressed herein after such date or for any other reason.

Sincerely,

/s/ BAKER BOTTS L.L.P.